As filed with the Securities and Exchange Commission on March 26, 2013.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERICAN REALTY CAPITAL TRUST IV, INC.

(Exact name of registrant as specified in its charter)

Maryland	32-0372241
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

405 Park Avenue, 15th Floor
New York, New York 10022
(215) 415-6500

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Nicholas S. Schorsch
AMERICAN REALTY CAPITAL TRUST IV, INC.
405 Park Avenue, 15th Floor
New York, New York 10022
(215) 415-6500

(Name and Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

With a Copy to:

Peter M. Fass, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036-8299
(212) 969-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Calculation of Registration Fee

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share*	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	10,000,000	$23.75	$237,500,000	$32,395

*	The proposed maximum offering price shown above is based on the initial share price under our distribution reinvestment plan of $23.75 per share.

PROSPECTUS

AMERICAN REALTY CAPITAL TRUST IV, INC.
DISTRIBUTION REINVESTMENT PLAN

10,000,000 Shares of Common Stock

We are American Realty Capital Trust IV, Inc., a real estate investment trust, or REIT, that focuses on acquiring a diversified portfolio of free-standing single-tenant retail properties that are net leased to investment grade and other creditworthy tenants, which intends to qualify as a REIT beginning with the taxable year ended December 31, 2012. With this prospectus we are offering participation in our Distribution Reinvestment Plan to record holders of our outstanding shares of common stock. We refer to our Distribution Reinvestment Plan as the “Plan” in this prospectus. Any current stockholder who joins or participates in the Plan will be considered a participant.

PLAN HIGHLIGHTS

•	You may invest all of your cash distributions that we pay to you in additional shares of our common stock without paying any dealer manager fees or sales commissions.
•	Once you are enrolled in the Plan, cash distributions paid on the shares of your common stock will be automatically reinvested in additional shares of our common stock until you terminate your participation in the Plan or your participation is terminated by us. No minimum amount of shares is required to participate in the Plan.
•	The purchase price for shares under the Plan will initially be $23.75 per share. Beginning with the first quarter following our acquisition of at least $1.2 billion in total investment portfolio assets, or the NAV pricing date, the per share purchase price under the Plan will vary quarterly and will be equal to our net asset value, or NAV, divided by the number of shares outstanding as of the end of business on the first day of each fiscal quarter after giving effect to any share purchases or repurchases effected in the prior quarter plus applicable commissions and fees, or NAV per share.
•	Your participation in the Plan is entirely voluntary and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive any cash distributions paid on your shares of common stock.

You should read this prospectus carefully so you will know how our distribution reinvestment Plan works and then retain it for future reference. In particular, please review the “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Prospectus dated March 26, 2013

SUMMARY OF THIS OFFERING

The following summary below describes the principal terms of this offering and the Plan. You should carefully read the entire text of the Plan in Appendix A to this prospectus before you decide to participate in the Plan.

Shares Offered
10,000,000 shares of common stock, $0.01 par value per share.
Enrollment
No action is required if you are already participating in the Plan. If you are not already participating in the Plan, you can participate if you currently own shares of our common stock by completing and submitting the enclosed Authorization Form. No minimum amount of shares is required to participate in the Plan.
Reinvestment of Distributions
You will be able to purchase additional shares of our common stock by reinvesting any cash distributions paid on your shares of common stock.
Reinvestment Agent
We will serve as the reinvestment agent of the Plan.
Source of Shares of Common Stock
Initially, shares of our common stock purchased pursuant to the Plan will come from our authorized but unissued shares of common stock. However, if our shares are listed on a national securities exchange, we may purchase shares of our common stock in the open market or directly from us on your behalf through this prospectus.
Price per Share
Beginning with the first quarter following our acquisition of at least $1.2 billion in total investment portfolio assets, or the NAV pricing date, the per share purchase price under the Plan will vary quarterly and will be equal to our net asset value, or NAV, divided by the number of shares outstanding as of the end of business on the first day of each fiscal quarter after giving effect to any share purchases or repurchases effected in the prior quarter plus applicable commissions and fees, or NAV per share.
Tracking Your Investment
You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your Plan account.
Amendment and Termination of the Plan
We may amend any aspect of the Plan or terminate the Plan for any reason by providing 10 days’ written notice to participants.
Use of Proceeds
The proceeds from this offering will be used for general corporate purposes, including, but not limited to, investment in properties, payment of fees and other costs, and funding for our share repurchase program.
Plan Restrictions
A participant will not be able to acquire common stock under the Plan if the purchase would (i) cause its ownership to exceed 9.8% in value of the aggregate of our outstanding shares or 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of shares or (ii) violate any of the other share ownership restrictions imposed by our charter.

AMERICAN REALTY CAPITAL TRUST IV, INC.

American Realty Capital Trust IV, Inc. is a Maryland corporation, incorporated on February 14, 2012 that intends to qualify as a real estate investment trust for U.S. federal income tax purposes, or REIT, beginning with its taxable year ending December 31, 2012. We seek to acquire and operate a portfolio of commercial real estate primarily consisting of free-standing, single-tenant properties net leased to investment grade and other creditworthy tenants located throughout the United States and Commonwealth of Puerto Rico.

Our corporate offices are located at 405 Park Avenue, New York, New York 10022. Our telephone number is 212-415-6500. Our fax number is 212-421-5799, and the e-mail address of our investor relations department is investorservices@americanrealtycap.com.

Our executive offices are located at 405 Park Avenue, 15th Floor, New York, New York 10022. Our telephone number is 212-415-6500 and our fax number is 212-421-5799. Additional information about us and our affiliates may be obtained at www.americanrealtycap.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission, or SEC. You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following addresses:

American Realty Capital Trust IV, Inc.
405 Park Avenue, 15th Floor
New York, NY 10022
(212) 415-6500
Attn: Investor Services

You can read these filings over the Internet at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov for further information on the operation of the public reference facilities.

One of our affiliates maintains an Internet site at www.americanrealtycap.com, at which there is additional information about us. The contents of that site are not incorporated by reference in, or otherwise a part of, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Plan is terminated comprise the incorporated documents:

Annual Report on Form 10-K	For the year ended December 31, 2012, filed with the SEC on March 7, 2013
Current Reports on Form 8-K	Filed with the SEC on March 25, 2013 Filed with the SEC on March 15, 2013 Filed with the SEC on February 1, 2013 Filed with the SEC on January 29, 2013 Filed with the SEC on January 2, 2013

We are also incorporating by reference the descriptions of common stock and our NAV calculation as set forth in our Registration Statement on Form S-11 (Registration No. 333-180274), which the SEC declared effective June 8, 2012, as the same may be amended, supplemented or superseded. Upon request, we will provide to you, without charge, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Your request for copies should be directed to: American Realty Capital Trust IV, Inc., 405 Park Avenue, 15th Floor, New York, NY 10022, Attn: Investor Relations.

TERMS AND CONDITIONS OF THE DISTRIBUTION REINVESTMENT PLAN

Purpose

1. What is the purpose of the Plan?

The primary purpose of the Plan is to give our stockholders a convenient way to reinvest their cash distributions in additional shares of common stock.

Benefits and Disadvantages

2. What are the benefits and disadvantages of the Plan?

Benefits:

Before deciding whether to participate in the Plan, you should consider the following benefits of participation in the Plan:

•	You will realize the convenience of having all of your cash distributions (other than certain excluded distributions, as described in the Plan and references to “cash distributions” or “distributions” in this Terms and Conditions of the Distribution Reinvestment Plan will be deemed to refer to distributions other than such excluded distributions) automatically reinvested in additional shares of our common stock. Since we will credit fractional shares of common stock to your Plan account, you will receive full investment of your distributions.
•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases and latest balances.
•	We, not you, will pay all costs of administering the Plan.

Disadvantages:

Before deciding whether to participate in the Plan, you should consider the following disadvantages of participation in the Plan:

•	Your reinvestment of cash distributions will result in your being treated for U.S. federal income tax purposes as having received, on the distribution payment date, a distribution equal to the fair market value of our common stock that you received. The distribution may give rise to a liability for the payment of income tax on our earnings and profits attributable to that distribution without providing you with immediate cash to pay the tax when it becomes due.
•	Because our common stock is not listed on a national securities exchange or included for quotation on an inter-dealer quotation system, the price for shares purchased under the Plan will not be determined by market conditions. This price may fluctuate based on the determination of our board of directors. These fluctuations may change the number of shares of our common stock that you receive. See Question 7 for a discussion of how the price for the shares is determined.
•	Your investment elections, and any changes or cancellations, must be received by us within specified time limits. If these time limits are not met, a delay may occur before your investment elections can be implemented. Please see Questions 6 and 10 for information on the time limit for participation in the Plan.
•	You may not pledge shares of common stock deposited in your Plan account unless you withdraw those shares from the Plan.

Administration

3. Who will administer the Plan?

Reinvestment agent.  We will serve as the reinvestment agent of the Plan. We:

•	act as your agent;
•	keep records of all Plan accounts;

•	send your account statements to you; and
•	perform other duties relating to the Plan.

You should send all correspondence with us to:

American Realty Capital Trust IV, Inc.
405 Park Avenue, 15th Floor
New York, New York 10022

Affiliated transfer agent.  American National Stock Transfer, LLC, or another entity we may designate, will serve as the transfer agent of the Plan. If you decide to transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise to a person/entity outside the Plan, you should send all correspondence to the below address:

DRIP Administrator
c/o DST Systems Inc.
430 W. 7th St.
Kansas City, MO 64105-1407

Successor reinvestment agent.  We may appoint a new reinvestment agent with a successor reinvestment agent at any time. We may resign as reinvestment agent of the Plan at any time. In either such case, we will appoint a successor reinvestment agent, and we will notify you of such change.

Participation

4. Who is eligible to participate in the Plan?

Except as described below, the Plan is generally open to all holders of our common stock who are holders of and elect to reinvest their distributions in shares of common stock. Participants can be individuals, trusts, retirement plans, corporations or other entities. You must notify us in the event that, at any time during your participation in the plan, there is an inaccuracy of any representation under your subscription agreement or any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause you to fail to meet the suitability standards set forth in the prospectus for your initial purchase of our shares.

Exclusion from Plan at Our Election.  Notwithstanding any other provision in the Plan, we reserve the right to prevent you from participating in the Plan for any reason. We may terminate your individual participation in the Plan by providing 10 days’ written notice to you.

Enrollment

5. How do I enroll in the Plan?

No action is required if you are already participating in our Plan. If you are eligible to participate in the Plan, you may join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

The Authorization Form.  To enroll and participate in the Plan, you must complete the enclosed Authorization Form and mail it to the address set forth in Question 3. Your form must be received no later than 10 days prior to the last day of the applicable period related to a distribution. If your form is received after the 10th day before the end of the distribution period, then you will receive a cash distribution for such distribution period and your enrollment will be processed for the distribution declared for the following distribution period.

If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the Plan, you may sign and return the Authorization Form to participate in the Plan at any time.

We will automatically reinvest any cash distributions paid on all shares of common stock that you have designated for participation in the Plan until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan or your participation. If you participate in the Plan, we will pay distributions on all shares of common stock held in your Plan account. We will credit the common stock purchased with your reinvested distributions to your Plan account.

If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, such broker, bank or other nominee in whose name your shares are held must submit a completed Authorization Form on your behalf.

6. When will my participation in the Plan begin?

We will begin to reinvest distributions for the distribution period in which your Authorization Form is received, provided we receive such Authorization Form at least 10 days before the end of such applicable distribution period. Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

Purchases

7. How are shares purchased under the Plan?

Source of the Shares of Common Stock.  Initially, shares of common stock purchased on your behalf by us under the Plan will come from our legally authorized but unissued shares of common stock. However, if our shares are listed on a national securities exchange or included for quotation on a national market system, we may purchase shares of common stock in the open market or directly from us on your behalf through this registration statement.

Distribution Payment Dates.  We currently declare distributions monthly and will pay distributions as and when authorized by our board of directors. We cannot assure you that we will continue to pay distributions according to this schedule, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future distributions. We will not be liable when conditions, including compliance with the provisions of our charter and rules and regulations of the SEC, prevent us from buying shares of common stock or interfere with the timing of such purchases.

Price of Shares of Common Stock.  The price of shares of common stock purchased by the reinvestment agent under the Plan directly from us for distribution reinvestments will be determined by our board of directors from time to time. The price of shares purchased under the Plan will initially be equal to $23.75. After the NAV pricing date, the price of shares purchased under the Plan will equal our NAV per share.

Our board of directors determined that the offering price for the Plan will initially be $23.75 per share. In our recent public offering of our common stock, the price per share of common stock was $25.00. Our shares are not publicly traded and there is no established public trading market for the shares on which to base market value. We did not take into account the value of the underlying assets in determining the initial price per share. Investors are cautioned that common stock not publicly traded is generally considered illiquid and the estimated value per share may not be realized when an investor seeks to liquidate his or her common stock or if we were to liquidate our assets.

The per share price for the Plan was determined based in part upon U.S. federal income tax considerations. The United States Internal Revenue Service has ruled, that in connection with a reinvestment plan, a REIT may give a discount of up to 5% on reinvested shares, as a result of the savings to the REIT resulting from directly issuing the reinvestment plan shares, but that a discount in excess of 5% will be treated as a preferential, non-deductible dividend that could jeopardize our ability to maintain our qualification as a REIT.

Number of Shares to be Purchased.  We will invest for you the total dollar amount equal to the cash distribution on all shares of common stock, including fractional shares, held in your Plan account. Subject to restrictions contained in our charter on transfer and ownership of our common stock described in Question 16, there is no limit on the number of shares of common stock you may purchase through distribution reinvestment. We will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the fourth decimal place. We will deduct from the amount to be invested for you any amount that we are required to deduct for tax withholding purposes.

Certificates

8. Will I receive certificates for shares purchased?

Book-Entry.  Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that we purchase for your account under the Plan in your name. We will credit such shares to your Plan account in “book-entry” form. This service protects against the loss, theft or destruction of certificates representing shares of common stock.

Issuance of Certificates.  Upon your written request to us, we will issue and deliver to you certificates for all whole and fractional shares of common stock credited to your Plan account. We will handle such requests at no cost to you.

Transfer Restrictions.  If you wish to pledge, sell or transfer shares of common stock to a person or entity, you must first request that we issue a certificate for the shares in your name. Please also see Question 16 which describes certain provisions of our charter which restrict transfer and ownership of shares.

Reports

9. How will I keep track of my investments?

Within 90 days after the end of each calendar year, we will send you a statement of account that will provide the following information with respect to your Plan account:

•	cash distributions received;
•	number of shares of common stock purchased (including fractional shares); and
•	price paid per share of our common stock.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan.

Withdrawal

10. How would I terminate or modify my participation in the Plan?

Withdrawal from the Plan.  You may terminate or modify your participation in the Plan at any time. In order to withdraw from the Plan, you must provide written notice to us. We must receive such written notice at least 10 days before the last day of the applicable distribution period. If your request to terminate or modify your participation in the Plan is received by us after the 10th day before the last day of the applicable distribution period, then we will process the reinvestment of your proceeds of the upcoming cash distribution in accordance with your existing instructions; your request will be processed by us for the distribution declared with respect to the following period. After we terminate your account, we will pay to you all cash distributions on shares of common stock owned by you unless you rejoin the Plan.

Rejoining the Plan after Withdrawal.  After you withdraw from the Plan, you may again participate in the Plan at any time by filing a new Authorization Form with us.

Tax Considerations

11. What are the income tax consequences for participants in the Plan?

You are encouraged to consult your personal tax advisors with specific reference to your own tax situation and potential changes in the applicable law as to all U.S. federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions under the Plan, your tax basis and holding period for our common stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock. This Question 11 and Questions 12 through 16 provide a brief summary of the material U.S. federal income tax considerations applicable to the Plan, is for general information only, does not purport to address all aspects of taxation that may be relevant to a particular participant in light of its personal investment circumstances, or to certain types of participants (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers or foreign persons) subject to special treatment under the federal income tax laws, and is not tax advice. In particular, this summary generally does not address tax consequences to persons who are not “U.S. Stockholders.” In general, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) who or that is, for U.S. federal income tax purposes, (a) an individual citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current Treasury Regulations to continue to be treated as a United States person. If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock and participates in the Plan, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds shares of common stock and participates in the Plan should consult its own tax advisors regarding the tax consequences to the partner of participation in the Plan.

If a U.S. Stockholder elects to participate in the Plan and is subject to U.S. federal income taxation, the U.S. Stockholder will incur a tax liability for distributions allocated to such U.S. Stockholder even though he, she or it has elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the Plan. Specifically, the U.S. Stockholder will be treated as if he, she or it has received the distribution from us in cash and then applied such distribution to the purchase of additional shares of common stock. In addition, to the extent a U.S. Stockholder purchases shares of common stock through the Plan at a discount to their fair market value, the U.S. Stockholder will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.

As in the case of nonreinvested cash distributions, the distributions that are reinvested under the Plan (and not designated as capital gain dividends or qualified dividend income), including the discount from fair market value, will constitute taxable distributions to a U.S. Stockholder to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) allocable to the distributions, and any excess distributions first will constitute a tax-deferred return of capital that reduces the tax basis of his, her, or its common stock, but not below zero, and then capital gain to the extent the excess distribution exceeds his, her, or its tax basis in our common stock. In addition, if we designate part or all of our distributions as capital gain dividends, a U.S. Stockholder would treat those designated amounts as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of: (a) the qualified dividend income received by us during such taxable year form C corporations, including any taxable REIT subsidiaries (generally, dividends that we receive will be treated as qualified dividend if the dividends are received from a regular, domestic C corporation, such as taxable REIT subsidiaries, and specified holding period and other requirements are met); (b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and (c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Distributions that we pay are not eligible for the dividends received deduction otherwise generally available to a stockholder that is a corporation.

A U.S. Stockholder’s tax basis in our common stock acquired under the Plan generally will equal the total amount of distributions such U.S. Stockholder is treated as receiving, as described above. A U.S. Stockholder’s holding period in such common stock generally begins on the day following the date on which the common stock is credited to the U.S. Stockholder’s Plan account.

12. How are administrative expenses treated?

Although the matter is not free from doubt, based on certain private letter rulings obtained by other taxpayers, we intend to take the position that administrative expenses of the Plan that we pay do not give rise to constructive distributions to you.

13. What are the tax consequences of dispositions?

When you withdraw shares from the Plan, you will not realize any taxable income. A U.S. Stockholder may recognize a gain or loss upon his, her or its disposition of common stock received under the Plan. The amount of any gain or loss recognized will be the difference between the amount of cash and fair market value of property received for the common stock, and the U.S. Stockholder’s tax basis in the common stock. Generally, gain or loss recognized on the disposition of common stock acquired under the Plan will be treated for U.S. federal income tax purposes as capital gain or loss if the U.S. Stockholder does not hold the common stock as a dealer. The capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Stockholder’s holding period for the common stock exceeds one year, except that, to the extent of any capital gain dividends received with respect to a U.S. Stockholder’s common stock, capital losses on common stock held for six months or less will be treated as long-term capital losses.

14. How are backup withholding and information reporting provisions applied to you?

In general, any distribution reinvested under the Plan is not subject to U.S. federal income tax withholding, unless you are non-U.S. Stockholder otherwise subject to such withholding on cash dividends received from us, in which case, only the net amount of the distribution, after deduction for any such withholding, will be reinvested under the Plan. We, as the reinvestment agent, may be required, however, to deduct as “backup withholding” at rates described below a portion of all distributions paid to a U.S. Stockholder, regardless of whether those distributions are reinvested pursuant to the Plan. Similarly, we may be required to deduct backup withholding from all proceeds of sales of common stock held in a U.S. Stockholder’s Plan account. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number on an Internal Revenue Service Form W-9 (or an appropriate substitute form), certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number of social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholder who fails to certify its non-foreign status. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Plan. Therefore, if a U.S. Stockholder is subject to backup withholding, such U.S. Stockholder’s distributions to be reinvested under the Plan will be reduced by the backup withholding amount.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against such U.S. Stockholder’s U.S. federal income tax liability; provided, that the required information is furnished to the IRS.

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends and, after December 31, 2014, proceeds of sales in respect of shares of our common stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld pursuant to the previous sentence.

We will send an Internal Revenue Service Form 1099-DIV to you and to the Internal Revenue Service after the end of each year, reporting all distribution income you received during the year on your common stock.

15. Are there any other U.S. federal income taxes that may apply to you for participating in the Plan?

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts for taxable years beginning after December 31, 2012 is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of shares of our common stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.

16. Is there any limit on the amount of common stock I can purchase pursuant to the Plan?

For us to qualify as a REIT for federal income tax purposes, no more than 50% in value of our outstanding stock may be actually and/or constructively owned by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year, which we refer to as the closely-held requirement, and our outstanding common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a short taxable year. Our charter contains restrictions on ownership and transfer of shares, which we refer to collectively as the ownership limitation, to help ensure compliance with these requirements. The ownership limitation provides that no holder of our stock may own, or be deemed to own by virtue of any of the attribution rules of the Internal Revenue Code, more than 9.8% in value of the aggregate of our outstanding stock or 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our outstanding stock. However, our charter provides that this ownership limit may be modified, either entirely or with respect to one or more persons, by a vote of a majority of the board of directors, if such modification does not jeopardize our status as a REIT and our board of directors received certain representations and undertakings required by our charter. As a condition of such modification, the board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our status as a REIT. The ownership limitation will not apply if the board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Any acquisition of shares of common stock under the Plan is subject to being voided, ab initio, in the event that acquisition would result in a violation of the ownership limitation, the closely-held requirement or the 100 stockholder requirement, or certain other requirements or restrictions that could jeopardize our status as a REIT. If your acquisition is voided, you will receive in cash any distributions that were to be reinvested, without interest.

Other Provisions

17. How can I vote my shares?

We will send you proxy materials for any meeting of stockholders that will set forth matters to be voted upon and contain a proxy card or other instructions for voting your shares. You may vote your shares of common stock either by designating your vote on the proxy card, by voting in accordance with other instructions or by voting such shares in person at the meeting of stockholders.

18. What are your and the reinvestment agent’s responsibilities?

We, as the reinvestment agent and any of our agents, in administering the Plan, are not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which shares of our common stock are purchased or sold for a participant’s account. We and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable law, including federal securities laws. We specifically disclaim any responsibility for any of our actions or inactions in connection with the administration of the Plan. None of our directors, officers, or stockholders or our agents will have any personal liability under the Plan.

19. How will a stock split affect my Plan account?

We will adjust your account to reflect any stock split, reverse stock split or distribution payable in shares of common stock. In such event, we will receive and credit to your Plan account the applicable number of full shares and the value of any fractional shares.

20. Can I pledge my shares under the Plan?

You may not pledge any shares of common stock credited to your Plan account. Any attempted pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw the shares from the Plan.

21. How can I transfer my shares?

You may transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise. To transfer your shares to another person or entity you will need to mail to the transfer agent, at the address in Question 3, a completed transfer form and an Internal Revenue Service Form W-9 (Certification of Taxpayer Identification Number) completed by the person or entity to whom you are transferring your shares. Please contact the transfer agent if you have any questions or need additional information. Prior to the listing of our common stock on the New York Stock Exchange or the Nasdaq Stock Market, your transfer of shares will terminate participation in the Plan with respect to such transferred shares as of the first day of the distribution period in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to us that such transferee meets the requirements for participation in the Plan and affirmatively elects participation by delivering an executed Authorization Form.

22. Can the Plan be amended or terminated?

We reserve the right to terminate a participant’s participation in the Plan or the Plan itself at any time upon 10 days written notice to the individual participant or all participants, as the case may be. We also may amend the Plan by mailing an appropriate notice at least 10 days prior to the effective date of the amendment.

23. What happens if you terminate the Plan?

If we terminate the Plan, we will send to each participant (i) a statement of account detailing the items listed in Question 9 and (ii) a check for the amount of any distributions in the participant’s account that have not been reinvested in shares. Our record books will be revised to reflect the ownership of record of the participant’s full shares and the value of any fractional shares standing to the credit of each participant’s account based on the market price of the shares. Any future distributions made after the effective date of the termination will be sent directly to the former participant.

24. Are there any risks associated with the Plan?

Your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. We cannot assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the fair market value or market price with respect to shares of common stock purchased under the Plan. We encourage you to carefully consider the various risks associated with an investment in our common stock set forth in “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated herein by reference.

25. How will you interpret and regulate the Plan?

We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us.

26. What law governs the Plan?

The laws of the State of Maryland will govern the Plan and the participants’ election to participate in the Plan.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of shares under the Plan for general corporate purposes, including purchasing additional properties, funding operating or capital expenses associated with our existing properties or for funding the share repurchase plan. We have no basis for estimating the number of shares that will be sold. We also intend to use up to 1.5% of such net proceeds from the sale of shares under the Plan for organizational and offering expenses.

PLAN OF DISTRIBUTION

We are offering a maximum of 10,000,000 shares to our current stockholders through the Plan. We have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions or dealer manager fees in connection with the sale of shares pursuant to the Plan.

EXPERTS

The consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon for us by Venable LLP.

INVESTOR SUITABILITY STANDARDS

We have established financial suitability standards for investors who purchase shares of our common stock. New participants should carefully review the following suitability standards to determine whether they are eligible to participate in the Plan. These standards require you to meet the applicable criteria below. In determining your net worth, do not include your home, home furnishings or your automobile.

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

Kentucky

•	Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Massachusetts, Ohio, Iowa, Oregon, Washington and New Mexico

•	Investorsmust have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Iowa, Oregon, Washington or New Mexico resident’s net worth. A Massachusetts or Ohio investor’s aggregate investment in our shares, shares of our affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. Note that Ohio investors cannot participate in the distribution reinvestment plan.

Pennsylvania and Michigan

•	The maximum investment allowable in our company for a Pennsylvania or Michigan investor is 10% of his or her net worth.

New Jersey

•	Investors who reside in the state of New Jersey must have either (i) a liquid net worth of $100,000 and annual gross income of $85,000 or (ii) a minimum liquid net worth of $350,000. Additionally, a New Jersey investor’s total investment in this offering and other non-traded real estate investment trusts shall not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Texas

•	An investor must have had, during the last tax year, or estimate that the investor will have during the current tax year, either (a) minimum annual gross income of $100,000 and a minimum net worth of $100,000, or (b) minimum net worth of $250,000; net worth shall be exclusive of home, home furnishings and automobiles.

Nebraska

•	Investors must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a minimum net worth of $350,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the investor’s net worth.

Maine

•	The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Note that Maine investors cannot participate in the distribution reinvestment plan feature that reinvests distributions into subsequent affiliated programs.

North Dakota

•	Shares will only be sold to residents of North Dakota representing that they have a net worth of at least ten times their investment in us and that they meet one of the general suitability standards described above.

Tennessee

•	In addition to the general suitability requirements described above, investors’ maximum investment in our shares and our affiliates shall not exceed 10% of the resident’s net worth.

Kansas

•	In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Missouri

•	In addition to the general suitability requirements described above, no more than ten percent (10%) of any one Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

California

•	In addition to the general suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Alabama

•	In addition to the general suitability requirements described above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs. Note that Alabama investors cannot participate in the distribution reinvestment plan feature that reinvests distributions into subsequent affiliated programs.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF
OUR DIRECTORS, OFFICERS AND OUR ADVISOR

Except as set forth below or under Maryland law, our charter and bylaws limit the personal liability of our directors and officers to us and our stockholders for monetary damages and require us to indemnify and, without requiring a preliminary determination of the ultimate entitles to indemnification, pay or reimburse the reasonable expenses in advance of final disposition of a proceeding to:

•	any individual who is a present or former director or officer of our company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity;
•	any individual who, while a director or officer of our company and at the request of our company, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; and
•	our advisor and any of its affiliates, acting as an agent of our company.

Our charter provides that a director, our advisor or any of its affiliates may not be indemnified by us for losses suffered by him, her or it or held harmless for losses suffered by us unless all of the following conditions are met:

•	the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;
•	the person seeking indemnification was acting on our behalf or performing services for us; and
•	the liability or loss was not the result of (A) negligence or misconduct by the director (other than an independent director), our advisor or its affiliate or (B) gross negligence or willful misconduct by an independent director.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the stockholders. Indemnification could reduce the legal remedies available to us and the stockholders against the indemnified individuals.

This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Our charter also prohibits us from providing indemnification for losses and liabilities arising from alleged violations of federal or state securities laws unless one (1) or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee;
•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or
•	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of us were offered or sold as to indemnification for violation of securities laws.

Our charter further prohibits us from paying or reimbursing the reasonable legal expenses and other costs incurred by a director, our advisor or any affiliate of our advisor, in advance of final disposition of a proceeding, unless:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services for us or on our behalf by the person seeking indemnification;
•	the person seeking indemnification provides us with a written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification;
•	the proceeding was initiated by a third party who is not a stockholder or, if initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such reimbursement or advancement of expenses; and
•	the person seeking indemnification provides us with a written undertaking to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest, if it is ultimately determined that the person seeking indemnification did not comply with the requisite standard of conduct.

Provided the above conditions are met, we have also agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from any loss or liability arising out of the performance of its/their obligations under the advisory agreement. As a result, we and our stockholders may be entitled to a more limited right of action than we and you would otherwise have if these indemnification rights were not included in the charter and bylaws or the advisory agreement.

APPENDIX A

DISTRIBUTION REINVESTMENT PLAN
American Realty Capital Trust IV, Inc.
EFFECTIVE AS OF MARCH 22, 2013

American Realty Capital Trust IV, Inc., a Maryland corporation (the “Company”), has adopted this Distribution Reinvestment Plan (the “Plan”), to be administered by the Company, or a third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1. Election to Participate.  Any purchaser of shares of common stock of the Company, par value $0.01 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Plan, and subject to Section 8(b) herein, any participant in any previous or subsequent publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or its affiliates (an “ Affiliated Program”), may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares or shares of stock or units of limited partnership interest of an Affiliated Program (collectively “Securities”) owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Securities to be subject to participation in the Plan.

2. Distribution Reinvestment.  The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Company or an Affiliated Participant with respect to Securities of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Securities will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Board of the Company or the board or general partner of an Affiliated Program, as applicable.

3. General Terms of Plan Investments.

(a)	The Company intends to initially offer Shares pursuant to the Plan at $23.75 per share, which is 95% of the initial offering price in the IPO. Beginning with the first quarter following the Company’s acquisition of at least $1.2 billion in total portfolio assets, the Shares will be offered at a price equal to the Company’s NAV per share. A stockholder may not participate in the Plan through distribution channels that would be eligible to purchase shares in the public offering of shares pursuant to the Company’s prospectus outside of the Plan at prices below $23.75 per share or NAV per share, as applicable.
(b)	Selling commissions will not be paid for the Shares purchased pursuant to the Plan.
(c)	Dealer Manager fees will not be paid for the Shares purchased pursuant to the Plan.
(d)	For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.
(e)	Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Company and will become property of the Company.
(f)	Participants may acquire fractional Shares, computed to four decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of Company or its transfer agent.
(g)	A Participant will not be able to acquire Shares under the Plan to the extent such purchase would cause it to exceed the Ownership Limit or other Share ownership restrictions imposed by the Company’s Charter. For purposes of this Plan, “Ownership Limit” shall mean the prohibition on beneficial ownership of more than 9.8% in value of the aggregate outstanding shares of stock of the Company and more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of the shares of stock of the Company.

4. Absence of Liability.  The Company and the Administrator shall not have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. The Company and the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.

5. Suitability.  Each Participant shall notify the Administrator if, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.

6. Reports to Participants.  Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Paragraph 5 hereof, the Participant is required to notify the Administrator if there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the company or the Administrator at least annually.

7. Taxes.  Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.

8. Reinvestment in Subsequent Programs.

(a)	After the termination of the Company’s initial public offering of Shares pursuant to the Company’s prospectus dated June 8, 2012 (the “Initial Offering”), the Company may determine, in its sole discretion, to cause the Administrator to provide to each Participant notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Administrator and, if applicable, the Participant) invested through the Plan in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or an Affiliated Program (a “Subsequent Program”). If the Company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:
(i)	prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;
(ii)	a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”);

(iii)	the offering and sale of such interests are qualified for sale under the applicable state securities laws;
(iv)	the Participant executes the subscription agreement included with the prospectus for the Subsequent Program;
(v)	the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program; and
(vi)	the Subsequent Program has accepted an aggregate amount of subscriptions in excess of its minimum offering amount.
(b)	The Company may determine, in its sole discretion, to cause the Administrator to allow one or more participants of an Affiliated Program to become a “Participant.” If the Company makes such an election, such Participants may invest distributions received from the Affiliated Program in Shares through this Plan, if the following conditions are satisfied:
(i)	prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;
(ii)	a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act;
(iii)	the offering and sale of such interests are qualified for sale under the applicable state securities laws;
(iv)	the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and
(v)	the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.

9. Termination.

(a)	A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.
(b)	Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

10. State Regulatory Restrictions.  The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

11. Amendment to; Suspension or Termination of the Plan.

(a)	Except for Section 9(a) of this Plan which shall not be amended prior to a listing of the Shares on a national securities exchange, the terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.

(b)	The Administrator may terminate a Participant’s individual participation in the Plan and the Company may terminate or suspend the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.
(c)	After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

12. Participation by Limited Partners of American Realty Capital Operating Partnership IV, L.P.  For purposes of this Plan, “stockholders” shall be deemed to include limited partners of American Realty Capital Operating Partnership IV, L.P. (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.

13. Governing Law.  This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.

14. Notice.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to: DRIP Administrator, c/o DST Systems, Inc., 430 W. 7th St. Kansas City, MO 64105-1407, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

15. Certificates.  The ownership of the Shares will be in book-entry form prior to the issuance of certificates. The Company will not issue share certificates except to stockholders who make a written request to the Administrator.

PROSPECTUS
DISTRIBUTION REINVESTMENT PLAN
10,000,000 SHARES OF COMMON STOCK

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

March 26, 2013

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the Shares registered hereby:

Securities and Exchange Commission Registration fee	$32,395
Blue Sky Fees and Expenses	$100,000
Legal Fees and Expenses	$200,000
Accounting Fees and Expenses	$100,000
Transfer Agent Fees	$1,500,000
Printing, Mailing Expenses	$1,495,184
Total	$3,427,579

Item 15. Indemnification of Directors and Officers.

We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers and other agents, to the extent permitted by Maryland law and the NASAA REIT Guidelines.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The Maryland General Corporation Law requires us to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established: (i) an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations of Maryland law and to any additional limitations contained therein, our charter limits directors’ and officers’ liability to us and our stockholders for monetary damages, requires us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, our advisor or any of its affiliates and permits us to provide such indemnification and advance of expenses to our employees and agents. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

However, as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify our directors, our advisor and its affiliates for losses or liability suffered by them and to hold them harmless for losses or liability suffered by us by requiring that: (i) the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the person seeking indemnification was acting on our behalf or performing services for us; (iii) the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct; and (iv) the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.

In addition, we will not indemnify any director, our advisor or any of its affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations; (ii) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (iii) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

We have agreed to indemnify and hold harmless our and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a director, our advisor or any of its affiliates in advance of final disposition of a proceeding only if: (i) the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; (iii) the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and (iv) the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.

Item 16. Exhibits

(a) The following documents are filed as part of this Registration Statement:

Exhibit No.	Description
5.1	Opinion of Venable LLP regarding the legality of the securities being registered
23.1	Consent of Venable LLP (included as part of Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
24	Power of Attorney

(b) The following exhibits are incorporated by reference:

Exhibit No.	Description
3.1	Articles of Amendment and Restatement for American Realty Capital Trust IV, Inc. (included as Exhibit 3.1 to the Form 10-K filed on March 8, 2013)
3.2	Bylaws of American Realty Capital Trust IV, Inc. (included as Exhibit 3.2 to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 filed on May 1, 2012)

Item 17. Undertakings.

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this

Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on this 26th day of March, 2013.

American Realty Capital Trust IV, Inc.
By: /s/ Nicholas S. Schorsch Nicholas S. Schorsch Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ Nicholas S. Schorsch Nicholas S. Schorsch	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 26, 2013
/s/ Edward M. Weil, Jr. Edward M. Weil, Jr.	President, Chief Operating Officer, Treasurer, Secretary and Director	March 26, 2013
/s/ Brian S. Block Brian S. Block	Chief Financial Officer and Executive Vice President (Principal Financial Officer and Principal Accounting Officer)	March 26, 2013
* Abby H. Wenzel	Independent Director	March 26, 2013
* Elizabeth K. Tuppeny	Independent Director	March 26, 2013
* William G. Stanley	Lead Independent Director	March 26, 2013
*By: Nicholas S. Schorsch Nicholas S. Schorsch Attorney-in-fact